EXHIBIT 3.5
                                 -----------
            AMENDMENT TO SECTION 5 OF ARTICLE III OF THE BY-LAWS
                                    OF
                     FROZEN FOOD EXPRESS INDUSTRIES, INC.

                                 ARTICLE III
                                  VACANCIES

         Section 5. Vacancies. Any vacancy occurring in the Board of Directors may be filled by election at any annual or special meeting of the shareholders called for that purpose or may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Direc-tors. A director elected by the shareholders to fill a vacancy shall be elected for the unexpired term of his predecessor in office. A director appointed by the Board of Directors to fill a vacancy may, at the option of the Board, be appointed for (a) a term of office continuing only until the next election of one or more directors by the shareholders or (b) the unexpired term of his predecessor in office. A directorship to be filled by reason of an increase in the number of directors may be filled by election at an annual or special meeting of shareholders called for that purpose or may be filled by the Board of Directors for a term of office continuing only until the next election of one or more directors by the shareholders; provided that the Board of Directors may not fill more than two such directorships during the period between any two successive annual meetings of shareholders.


                                          By: /s/Stoney M. (Mit) Stubbs, Jr.
                                              ------------------------------
                                              Stoney M. Stubbs, Jr.
                                              Chairman of the Board and
                                              Chief Executive Officer
                                              (Principal Executive Officer)

ATTEST:

        /s/ Leonard W. Bartholomew
        --------------------------
        Leonard W. Bartholomew
        Secretary

ADOPTED:  March 25, 2003